As filed with the Securities and Exchange Commission on August 6, 2021

Registration Statement No. 333-195172

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLY FINANCIAL INC.

(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of incorporation)	(IRS Employer identification No.)

Ally Detroit Center

500 Woodward Avenue, Floor 10

Detroit, MI 48226

(Address, including zip code, of principal executive offices)

2014 Ally Financial Inc. Incentive Compensation Plan

2014 Ally Financial Inc. Non-Employee Directors Equity Compensation Plan

Ally Financial Inc. Employee Stock Purchase Plan

(Full title of the plans)

David J. DeBrunner

Chief Accounting Officer and Corporate Controller

Ally Detroit Center

500 Woodward Avenue

Detroit, MI 48226

(866) 710-4623

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Marc Trevino, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Ally Financial Inc., a Delaware corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “Commission”) this Post-Effective Amendment No. 1 (this “Amendment”) to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (File No. 333-03754) filed and effective April 9, 2014 (the “April 2014 Registration Statement”), with respect to 38,861,171 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), registered for offer and sale pursuant to the 2014 Ally Financial Inc. Incentive Compensation Plan (the “2014 Plan”), 2014 Ally Financial Inc. Non-Employee Directors Equity Compensation Plan (the “2014 Director Plan”) and the Ally Financial Inc. 2014 Employee Stock Purchase Plan (the “2014 ESPP” and together with the 2014 Plan and the 2014 Director Plan, the “2014 Plans”).

On May 4, 2021, the Registrant’s shareholders approved the Ally Financial Inc. Incentive Compensation Plan (the “2021 Plan”), Ally Financial Inc. Non-Employee Directors Equity Compensation Plan (the “2021 Director Plan”) and the Ally Financial Inc. Employee Stock Purchase Plan (the “2021 ESPP” and together with the 2021 Plan and the 2021 Director Plan, the “2021 Plans”), which replace the respective 2014 Plans for all awards of Common Stock granted on or after May 4, 2021, the effective date of the 2021 Plans (the “Effective Date”). No future grants of awards of Common Stock will be made under the 2014 Plans. Additionally, pursuant to the 2021 Plans, the number of authorized shares of Common Stock remaining available for issuance under the 2014 Plans at the Effective Date, plus the number of shares of Common Stock relating to awards under the 2014 Plans outstanding at the Effective Date that subsequently are forfeited, expire, terminate or otherwise lapse or are settled for cash (in whole or in part), are to be included in the shares of Common Stock available for issuance under the 2021 Plans. Shares of Common Stock that were previously available for issuance under the 2014 Plans but that, as of the Effective Date, will be available for issuance under the 2021 Plans are herein referred to as the “Carryover Shares.”

Consequently, in accordance with General Instruction E to Form S-8:

1. Pursuant to this Amendment, the April 2014 Registration Statement is being amended on a post-effective basis to deregister the 16,949,372 shares of Common Stock under the 2014 Plan and 78,285 shares of Common Stock under the 2014 Director Plan that comprise all the Carryover Shares available for issuance under the 2021 Plans and to describe the transfer of the Carryover Shares from the 2014 Plans to the 2021 Plans;

2. The Carryover Shares will be included in the New Registration Statement (as defined below); and

3. Contemporaneously with the filing of this Amendment, the Registrant is filing a Registration Statement on Form S-8 (the “New Registration Statement”) to register the offer and sale under the 2021 Plans of 36,827,657 shares of Common Stock, comprising (i) 19,800,000 newly registered shares, plus (ii) 17,027,657 Carryover Shares.

The April 2014 Registration Statement will remain in effect to cover the potential issuance of shares of Common Stock that remain subject to outstanding awards under the 2014 Plans. However, upon the forfeiture, expiration, termination, lapse or cash settlement (in whole or in part), of awards granted under the 2014 Plans, the Common Stock underlying such awards will become available for issuance under the 2021 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on this 6th day of August, 2021.

Ally Financial Inc.

By:	/s/ Jeffrey J. Brown
Name:	Jeffrey J. Brown
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David J. DeBrunner David J. DeBrunner	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	August 6, 2021